EXHIBIT 19



                                                      November 7, 1995



Rockprop, L.L.C.

David Rockefeller

Exor Group S.A.

Troutlet Investments Corporation


               Reference is made to (i) the Letter Agreements, dated October 1, 1995, as amended by the Letter Agreement, dated October 6, 1995, among Whitehall Street Real Estate Limited Partnership V, Goldman, Sachs & Co. ("GS"), Goldman Sachs Mortgage Company ("GSMC"), Tishman Speyer Properties, L.P. and David Rockefeller, as amended by the Letter Agreement, dated October 11, 1995, and the Letter Agreement, dated October 16, 1995, among the parties hereto (collectively, the "Investor Group Letter"), relating to their proposal to acquire Rockefeller Center Properties, Inc. ("RCPI") and (ii) the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among RCPI, RCPI Holdings Inc., a Delaware corporation ("Parent"), RCPI Merger Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Investors named therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Investor Group Letter.

               The parties hereto hereby agrees as follows:

               1. Rockprop, L.L.C. ("Rockprop") shall be substituted for Tishman Speyer as a party to the Investor Group Letter, as amended hereby, and each of the parties consents to Tishman Speyer's assignment to Rockprop of its rights and obligations under the Investor Group Letter, as amended hereby. Rockprop hereby agrees to expressly assume all obligations of Tishman Speyer under the Investor Group Letter, as amended hereby, and Tishman Speyer shall be released from any and all obligations under the Investor Group Letter. For purposes of the Investor Group Letter, as amended hereby, all references to GS or GSMC shall be deemed to be references to Whitehall and neither GS or GSMC shall have any obligations under the Investor Group Letter, as amended hereby.

               2. Notwithstanding anything to the contrary in the Investor Group Letter, the break up fees provided for in Section 7.5(b) and (c) of the Merger Agreement shall be allocated among the Investors as follows:

                     50.000% to Whitehall
                      4.545% to Rockprop
                      4.545% to Rockefeller
                     20.455% to Exor Group S.A.
                     20.455% to Troutlet Investments Corporation,

provided that the above allocation shall be adjusted to reflect any changes in the respective level of participation of each of the parties to the Investor Group Letter pursuant to paragraph 5 below (such percentages, as they may be adjusted pursuant to the foregoing proviso, are referred as the "Allocation Percentages").

               3. Any amount received from RCPI (the "RCPI Amount") pursuant to Section 7.5(d) of the Merger Agreement shall be allocated among the Investors pro rata based on the relative amounts of reasonable expenses that such Investor has actually incurred after September 28, 1995 in connection with the preparation, negotiation, execution and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, all reasonable fees and expenses of such Investor's Agent (as defined in the Merger Agreement) ("Expenses"). If the RCPI Amount is insufficient to reimburse each of the Investors for its incurred Expenses, then the amount by which the aggregate amount of Expenses incurred by all of the Investors exceeds the RCPI Amount shall be funded by the Investors pro rata based on the Investor's Allocation Percentages. If the Merger is consummated as contemplated by the Merger Agreement, Parent shall fund the Expenses incurred by each of the Investors.

               4. Parent shall exercise each of its rights (each, an "Approval Right") under the Merger Agreement to take any action or approve, consent to or waive any action or matter only after giving notice to each Investor of such action or matter giving rise to such Approval Right, consulting with each Investor and receiving each Investor's instructions with respect to such Approval Right, provided that the failure of any Investor to provide Parent with such instructions within one business day following Parent's giving of notice to such Investor shall be deemed an approval by such Investor of Parent's exercise of its Approval Right at issue. In responding to Parent, each Investor hereby agrees to be bound by the same degree of promptness, reasonableness and good faith as is Parent under the Merger Agreement with respect to the Approval Right at issue. Any Investor that objects to any exercise by Parent of any Approval Right is hereinafter referred to as an "Objecting Investor."

               5. Subject to the provisions of this paragraph 5, Parent shall have the right to exercise any such Approval Right over the objection of an Objecting Investor; provided that upon such exercise such Objecting Investor may terminate its rights and obligations under the Merger Agreement and the Investor Group Letter, as amended hereby (collectively, the "Agreements"), including, without limitation, its right to receive Expense reimbursement and its obligation to bear its share of Expenses in accordance with paragraph 3 above. If such Objecting Investor so terminates its rights and obligations, Parent may not exercise such Approval Right unless (a) each Investor other than the Objecting Investor (each a "Remaining Investor") shall assume in writing its pro rata share (based on the relative Allocation Percentages of the Remaining Investors) of the obligations (and inure to its pro rata share of the benefits) of such Objecting Investor under the Agreements, (b) each of the Investors (including other Objecting Investors, if any) shall release and forever hold harmless such Objecting Investor from any and all claims, demands, actions, suits, causes of action or liabilities (collectively, "Claims") arising out of or relating to such Objecting Investor's failure to perform any of its obligations under any Agreement from and after the execution of the release and (c) each of the Remaining Investors shall indemnify such Objecting Investor against any judgments, fines, penalties, amounts paid in settlement, and reasonable costs, charges and expenses (including, without limitation, attorneys' fees, disbursements and other charges) arising out of or relating to any Claim brought by any third party against such Objecting Investor based on such Objecting Investor's failure to perform any of its obligations under any Agreement from and after the execution of the release described in clause (b), provided that such indemnified Objecting Investor gives the other Investors prompt notice of any Claim and does not settle any such Claim without the Investors' consent, which shall not be unreasonably withheld. If any Remaining Investor shall fail to fulfill its obligation in accordance with the immediately preceding sentence, then such Remaining Investor shall be deemed to be an Objecting Investor that has elected to terminate its rights and obligations under the Agreements. If Whitehall shall be the Objecting Investor and shall elect to terminate its rights and obligations as described in this paragraph 5, then Whitehall shall sell to the other Investors all of the issued and outstanding shares of common stock of Parent at a price equal to the price that Whitehall paid for such shares.

               6. Except as modified hereby or by the terms of the Merger Agreement, the parties hereto agree that the Investor Group Letter shall continue in full force and effect.

               7. This letter shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby).

               8. This letter may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

               If the foregoing correctly sets forth the agreement reached among the parties hereto with respect to the subject matter hereof, kindly execute this letter in the space provided below, at which time this letter shall serve as a binding and enforceable agreement among the parties hereto.

                                       Very truly yours,

                                       WHITEHALL STREET REAL
                                       ESTATE LIMITED PARTNERSHIP V

                                       GOLDMAN, SACHS & CO.

                                       GOLDMAN SACHS MORTGAGE
                                       COMPANY


                                       By: /s/  Daniel M. Neidich
                                          _________________________
                                          Name:  Daniel M. Neidich
                                          Title: Partner



ACCEPTED AND
AGREED TO:

ROCKPROP, L.L.C.
By:      Tishman Speyer Crown Equities,
         its Managing Member

         By:   Tishman Speyer Associates
               Limited Partnership, General Partner


               By: /s/ Jerry I. Speyer
                  ___________________________
                  Name:  Jerry I. Speyer
                  Title: General Partner


               By:   TSE Limited Partnership,
                     General Partner


                     By: /s/  Charles H. Goodman
                        _________________________
                        Name:  Charles H. Goodman
                        Title: General Partner


/s/  David Rockefeller
______________________________*
David Rockefeller



*By: /s/  Peter W. Herman
     __________________________
         Peter W. Herman
         Attorney-in-Fact



EXOR GROUP S.A.


By: /s/  Ernest Rubenstein
    ___________________________
         Ernest Rubenstein
         Attorney-in-Fact




TROUTLET INVESTMENTS CORPORATION


By:  /s/  Squire N. Bozorth
    _____________________________
         Squire N. Bozorth
         Attorney-in-Fact